Exhibit 3.1

Articles of Incorporation of Ralcorp Holdings, Inc.

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

RALCORP HOLDINGS, INC.

ARTICLE I

The name of the corporation (hereinafter referred to as the “Corporation”) is Ralcorp Holdings, Inc.

ARTICLE II

The initial registered office of the Corporation in the State of Missouri is located at 120 South Central Avenue, Clayton, Missouri 63105, and the name of its initial registered agent at such address is CT Corporation System.

ARTICLE III

The aggregate number, class and par value, if any, of shares which the Corporation shall have the authority to issue is One Hundred (100) shares of Common Stock, par value $0.01 per share.

The preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, if any, in respect of the shares of each class are as follows:

a. There shall be no preemptive rights of shareholders to acquire additional shares, and in that respect, preemptive rights are specifically denied.

b. All cumulative voting rights are hereby denied, so that the Common Stock of the Corporation shall not carry with it, and no holder or owner of any share or shares of the Common Stock shall have any, right to cumulative voting in the election of directors or for any other purpose.

c. The foregoing provisions are not intended to modify or prohibit any provisions of any voting trust or agreement between or among holders or owners of shares of stock or other securities of the Corporation.

ARTICLE IV

The number of directors to constitute the first Board of Directors is three (3), and thereafter the number of directors shall be fixed by, or in the manner provided in, the Bylaws.

ARTICLE V

The duration of the Corporation is perpetual.

ARTICLE VI

The Corporation is formed for the following purposes:

a. To engage in any business lawful and permitted pursuant to the laws of the State of Missouri; and

b. To do anything permitted of corporations formed pursuant to the provisions of The General and Business Corporation Law of Missouri (hereinafter referred to as the “GBCL”), as amended from time to time.

ARTICLE VII

a. The Corporation shall indemnify each person (other than a party plaintiff suing on his or her behalf or in the right of the Corporation) who at any time is serving or has served as a director or officer of the Corporation against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of the Corporation, or service at the request of the Corporation as a director, officer, employee, member, or agent of another corporation, partnership, joint venture, trust, trade or industry association, or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law.  Without limiting the generality of the foregoing, the Corporation shall indemnify any such person who was or is a party (other than a party plaintiff suing on his or her behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such service, against expenses (including, without limitation, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

b. The Corporation may, if it deems appropriate and as may be permitted by this Article, indemnify any person (other than a party plaintiff suing on his or her own behalf or in the right of the Corporation) who at any time is serving or has served as an employee or agent of the Corporation against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of the Corporation, or service at the request of the Corporation as a director, officer, employee, member, or agent of another corporation, partnership, joint venture, trust, trade or industry association, or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law or to such lesser extent as the

Corporation, in its discretion, may deem appropriate.  Without limiting the generality of the foregoing, the Corporation may indemnify any such person who was or is a party (other than a party plaintiff suing on his or her own behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such service, against expenses (including, without limitation, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

To the extent that an employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraph of this Section (b) of this Article, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including, without limitation, attorneys' fees) actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

c. Any indemnification required under Section (a) of this Article or authorized by the Corporation in a specific case pursuant to Section (b) of this Article (unless ordered by a court) shall be made by the Corporation unless a determination is made reasonably and promptly that indemnification of the director, officer, employee or agent is not proper under the circumstances because he or she has not met the applicable standard of conduct set forth in or established pursuant to this Article.  Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by majority vote of the shareholders; provided that no such determination shall preclude an action brought in an appropriate court to challenge such determination.

d. Except as may otherwise be permitted by law, no person shall be indemnified pursuant to this Article from or on account of such person's conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.  The Corporation may (but need not) adopt a more restrictive standard of conduct with respect to the indemnification of any employee or agent of the Corporation.

e. Expenses incurred by a person who is or was a director or officer of the Corporation in defending a civil or criminal action, suit, proceeding or claim shall be paid by the Corporation in advance of the final disposition of such action, suit, proceeding or claim, and expenses incurred by a person who is or was an employee or agent of the Corporation in defending a civil or criminal action, suit, proceeding or claim may be paid by the Corporation in advance of the final disposition of such action, suit, proceeding or claim as authorized by or at the direction of the Board of Directors, in either case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in or pursuant to this Article.

f. The indemnification and other rights provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, and the Corporation is hereby specifically authorized to provide such indemnification and other rights by any agreement, vote of shareholders or disinterested directors or otherwise.

g. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was otherwise serving on behalf of the Corporation in any capacity or at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit) against any claim, liability or expense asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article.

h. For the purpose of this Article:

(i) Any director, officer, employee or agent of the Corporation who shall serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was the owner of 20% or more of the outstanding voting stock (or comparable interests), shall be deemed to be so serving at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise.  In all other instances when any person shall serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as a director, officer, employee or agent at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service.

(ii) References to a corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of a constituent corporation or is or was serving at the request of a constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would if such person had served the resulting or surviving corporation in the same capacity.

(iii) The term "other enterprise" shall include, without limitation, employee benefit plans and voting or taking action with respect to stock or other assets therein; the term "serving at the request of the Corporation" shall include, without limitation, any service as a director, officer, employee or agent of a corporation which imposes duties on, or involves services by, a director, officer, employee or agent of the Corporation with respect to any employee benefit plan, its participants, or beneficiaries; and unless a person's conduct in connection with an employee benefit plan is finally adjudicated to have been knowingly fraudulent, deliberately dishonest or willful misconduct, such person shall be deemed to have satisfied any standard of care required by or pursuant to this Article in connection with such plan; the term "fines" shall include, without limitation, any excise taxes assessed on a person with respect to an employee benefit plan and shall also include any damages (including treble damages) and any other civil penalties.

i. The indemnification and other rights provided pursuant to this Article shall apply both to action by any director, officer, employee or agent of the Corporation in an official capacity and to action in another capacity while holding such office or position, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.  Notwithstanding any other provision in these Amended and Restated Articles of Incorporation, any indemnification rights arising under or granted pursuant to this Article shall survive amendment or repeal of this Article with respect to any acts or omissions occurring prior to the effective time of such amendment or repeal and persons to whom such indemnification rights are given shall be entitled to rely upon such indemnification rights with respect to such acts or omissions as a binding contract with the Corporation.

j.
(i) No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Section (j)(i) shall not eliminate or limit the liability of a director to the extent provided by applicable law (1) for any beach of a director’s duty of loyalty to the Corporation or its shareholders, (2) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 351.345 of the GBCL, or (4) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Section (j)(i) shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director from August 28, 2000 to the date of such amendment or repeal.

(ii) It is the intention of the Corporation to limit the liability of the directors of the Corporation, in their capacity as such, whether to the Corporation, its shareholders or otherwise, to the fullest extent permitted by law.  Consequently, should the GBCL or any other applicable law be amended or adopted hereafter so as to permit the elimination or limitation of such liability to a greater extent than provided for in the foregoing Section (j)(i), the liability of the directors of the Corporation shall be so eliminated or limited without the need for amendment of these Amended and Restated Articles of Incorporation or further action on the part of the shareholders of the Corporation.

ARTICLE VIII

The Board of Directors is expressly authorized to make, amend, alter and rescind the Bylaws of the Corporation.

ARTICLE IX

The Corporation shall have full authority to amend these Amended and Restated Articles of Incorporation, at any time or from time to time, as permitted by the provisions of the GBCL, as amended from time to time.